Exhibit 99.2
For Immediate Release
NBC Universal, ShopNBC Agree
to Extend Trademark License for 1 Year
MINNEAPOLIS, MN – November 18, 2010 – ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in multi-media retailing, today announced a one-year extension of its license agreement with NBC Universal, Inc. (“NBCU”) for use of the ShopNBC brand related to its television shopping network and its e-commerce websites www.ShopNBC.com and www.ShopNBC.tv. The license agreement, which was to expire in May 2011, has been extended to May 2012.
As consideration to NBCU for the license extension, the Company will issue common stock in May of 2011 valued at $4 million. Additionally, the agreement allows for a 1-year extension to May 2013 upon the mutual agreement of both parties.
“We are pleased to have extended our use of the NBC trademark for another year,” said Keith Stewart, ShopNBC CEO. “Our ability to continue leveraging this well-known brand will allow our experienced multi-channel team to remain focused on our company goals of consistent profitability and long-term sustained growth. We are grateful to our partner and shareholder, NBCU, for their ongoing support.”
About ShopNBC
ShopNBC is a multi-media retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, health, fitness, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 76 million homes (DISH Network channels 134 and 228; DIRECTV channel 316); mobile devices including iPhone, BlackBerry and Droid; online at www.ShopNBC.com; live streaming at www.ShopNBC.TV; and social networking sites Facebook, Twitter and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com/IR.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact Information:
Investor/Media Relations	Investor Relations
Anthony Giombetti	Norberto Aja & David Collins
agiombetti@shopnbc.com	vvtv@jcir.com
612-308-1190	212-835-8500